QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.01

REGISTRATION RIGHTS AGREEMENT

    THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is entered into as of August 13, 2001 by and between HYBRID NETWORKS, INC., a Delaware corporation with offices at 6409 Guadalupe Mines Road, San Jose, California 95120 (the "Company"), and HALIFAX FUND, L.P., a Cayman Islands limited partnership (the "Purchaser").

W I T N E S S E T H:

    WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of February 16, 2001 between the Company and the Purchaser ("Purchase Agreement"), the Company issued and sold to the Purchaser on February 16, 2001 (i) a 6% Convertible Debenture (the "Debenture") of the Company in the original principal amount of $7.5 million, (ii) a 5-year warrant (the "Warrant") to purchase an aggregate of up to 833,333 shares (the "Warrant Shares") of the Company's common stock, $0.001 par value ("Common Stock"), and (iii) an adjustment warrant (the "Adjustment Warrant") to purchase a number of shares of Common Stock calculated pursuant to a formula set forth therein;

    WHEREAS, pursuant to the terms of that certain Registration Rights Agreement dated as of February 16, 2001 between the Company and the Purchaser (the "Prior Registration Rights Agreement"), the shares of Common Stock issuable upon conversion of the Debenture and exercise of the Warrant and the Adjustment Warrant were subject to registration rights of the Purchaser, and pursuant thereto the Company filed with the SEC under the Securities Act a registration statement on Form S-3 on or about April 11, 2001 (Registration No. 333-56896) and a pre-effective amendment to such registration statement on or about May 31, 2001 (the "Pre-Effective Registration Statement");

    WHEREAS, pursuant to that certain Exchange Agreement dated as of the date hereof by and between the Company and the Purchaser (the "Exchange Agreement"), the Company and the Purchaser have agreed to exchange the Debenture and the Adjustment Warrant for 7,560 shares (the "Preferred Shares") of the Company's Series K Cumulative Convertible Preferred Stock, par value $.001 per share, which are convertible into shares ("Underlying Shares") of Common Stock; and

    WHEREAS, pursuant to the terms of, and in partial consideration for the Purchaser's agreement to enter into, the Exchange Agreement, the Company has agreed to provide the Purchaser with certain registration rights with respect to the Underlying Shares and to continue to provide the Purchaser with certain registration rights with respect to the Warrant Shares, as well as certain other rights and remedies as set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Exchange Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

    1.  Certain Definitions.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Exchange Agreement and/or the Warrant. As used in this Agreement, the following terms shall have the following respective meanings:

      "Commission" or "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      "Effectiveness Deadline" has the meaning specified in Section 2(a) herein.

      "Exchange" and "Exchange Date" shall have the meanings ascribed to such terms in the Exchange Agreement.

      "Fair Market Value" shall have the meaning ascribed to such term in the Warrant.

      "Holder" and "Holders" shall mean the Purchaser and any transferee or transferees of Registrable Securities, Preferred Shares and/or the Warrant which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

      "Interfering Events" shall have the meaning set forth in Section 2(b).

      "Monthly Delay Payment" shall have the meaning specified in Section 2(b)(i)(B).

      "Premium Redemption Price" shall mean the following:

        (a) as to the Preferred Shares, the greater of (x) 120% of the Liquidation Value (as defined in the Certificate) of all such Preferred Shares being sold to the Company, or (y) 105% of the Liquidation Value of the Preferred Shares being sold to the Company multiplied by the highest Common Stock closing price on the Principal Market (or other Approved Market) between and including date of the event triggering the right of redemption and the trading day immediately prior to the actual redemption of such Preferred Shares and divided by the then applicable Conversion Price (as defined in the Certificate) or the lowest daily volume-weighted average sale price of the Common Stock on the Principal Market during the five (5) Trading Days immediately preceding the redemption date, if lower, in each case payable in cash;

        (b) as to the Underlying Shares and Warrant Shares, the greater of (x) 105% of the dollar amount which is the product of (i) the number of shares to be redeemed, multiplied by (ii) the highest Common Stock closing price on the Principal Market (or other Approved Market) between and including the date of the event triggering the right of redemption and the trading day immediately prior to the actual redemption of such shares, or (y) 120% of the Liquidation Value of the Preferred Shares which were converted into the Underlying Shares being redeemed or 120% of the aggregate exercise price for the Warrant Shares being redeemed, as the case may be, in each case payable in cash; and

        (c) as to the Warrant, 105% of the dollar amount which is the product of (i) the number of Warrant Shares issuable to the Holder upon exercise thereof (assuming full exercise without regard to any beneficial ownership limitations set forth therein) multiplied by (ii) the difference between (A) the highest Common Stock closing price on the Principal Market (or other Approved Market) between and including date of the event triggering the right of redemption and the trading day immediately prior to the actual redemption of such shares, less (B) the exercise price under such Warrant, in each case payable in cash.

      "Registrable Securities" shall mean: (i) the Underlying Shares and the Warrant Shares (without regard to any limitations on beneficial ownership contained therein) or other securities issued or issuable to each Holder or its permitted transferee or designee (a) upon conversion of the Preferred Shares and/or upon exercise of the Warrant, or (b) upon any distribution with respect to, any exchange for or any replacement of such Preferred Shares or Warrant, or (c) upon any conversion, exercise or exchange of any securities issued in connection with any such distribution, exchange or replacement, or (d) upon any redemption of the Preferred Shares paid in shares of Common Stock (which shares shall be deemed to be shares issuable upon conversion of Preferred Shares and included in the definition of "Underlying Shares" hereunder and "Common Shares" under the Exchange Agreement); (ii) securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event with respect to the foregoing; and (iii) any other security issued as a dividend or other distribution with respect to, in exchange for or in replacement of the securities referred to in the preceding clauses.

      The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

      "Registration Expenses" shall mean all expenses to be incurred by the Company in connection with each Holder's registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, "blue sky" fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by a majority in interest of the Holders) for a "due diligence" examination of the Company and review of the Registration Statement and related documents (to the extent that the aggregate of such fees and expenses does not exceed the difference between $35,000 and the aggregate fees and disbursements paid to KKWC under Section 3.4 of the Exchange Agreement), and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

      "Registration Statement" shall have the meaning set forth in Section 2(a) herein.

      "Registration Period" shall have the meaning specified in Section 5 herein.

      "Regulation D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

      "Securities" means the Registrable Securities, the Preferred Shares and the Warrant.

      "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

      "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

      "Trading Day" shall mean (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on such stock exchange, or (y) if the Common Stock is not listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

    2.  Registration Requirements.  The Company shall use its best efforts to effect the registration of the Registrable Securities (including without limitation the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable "blue sky" or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the resale of all the Registrable Securities in the manner (including manner of sale) reasonably requested by the Holder and in all U.S. jurisdictions. Such best efforts by the Company shall include the following:

      (a) The Company shall, as expeditiously as reasonably possible after the Exchange Date:

         (i) But in any event within 30 days thereafter, prepare and file with the Commission on Form S-3 (or in the event that the Company is ineligible to use either such form, such other form as the Company is eligible to use under the Securities Act) under the Securities Act either (I) a new registration statement covering the resale by the Purchaser of the Registrable Securities and a withdrawal of the Pre-Effective Registration Statement or (II) if permitted under the Securities Act and the rules and regulations thereunder, an amendment to the Pre-Effective Registration Statement covering the resale by the Purchaser of the Registrable Securities (and deleting coverage of the shares of Common Stock issuable upon conversion of the Debenture and exercise of the Adjustment Warrant). Any such new registration statement or amended Pre-Effective Registration Statement, including any amendments or supplements thereto and prospectuses contained therein, is referred to herein as the "Registration Statement". The Registration Statement, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events. Subject to compliance with the rules of the SEC, the number of shares of Common Stock initially included in such Registration Statement shall be no less than 200% of the aggregate number of shares of Common Stock issuable upon full conversion of the Preferred Shares (without regard to any beneficial ownership limitations set forth therein), plus 100% of the number of shares of Common Stock estimated in good faith to be issuable upon exercise of the Warrant in full (without regard to any beneficial ownership limitations set forth therein) as of the most recent filing date. Thereafter, the Company shall use its best efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable, provided that, notwithstanding the foregoing, the Company shall cause such Registration Statement to be declared effective on or prior to October 16, 2001 (the "Effectiveness Deadline"). The Company shall provide Holders and their legal counsel reasonable opportunity to review any such Registration Statement or amendment or supplement thereto prior to filing. Without limiting the foregoing, the Company will promptly respond to all SEC comments, inquiries and requests, and shall request acceleration of effectiveness at the earliest possible date. If the Company is not initially eligible to use Form S-3, it will, at the request of a majority-in-interest of the holders of Registrable Securities, amend its Form S-1 to a Form S-3 at such time that it becomes eligible to do so. The Company shall notify the Holders in writing (A) within one day following each of the SEC's clearance to request acceleration of effectiveness of the Registration Statement and the Company's request for such acceleration of effectiveness and (B) immediately upon the SEC's declaration of such effectiveness.

        (ii) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement, or prepare and file such additional registration statements, as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by the seller thereof as set forth in the Registration Statement (and the disposition of all Registrable Securities as necessary to comply with this Agreement) and notify the Holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

        (iii) After the registration, furnish to each Holder such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

        (iv) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or "blue sky" laws of all U.S. jurisdictions (except in any such jurisdiction where the registration and qualification of the securities covered by such Registration Statement is exempt under the laws and regulations of such jurisdiction); provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

        (v) Notify each Holder immediately of the happening of any event (but not the substance or details of any such event unless specifically requested by a Holder who agrees in writing to maintain the confidentiality of such information) as a result of which the prospectus (including any supplements thereto or thereof and any information incorporated or deemed to be incorporated by reference therein) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, pursuant to Section 2(f) (and subject to the grace periods in Section 2(b)(iii)), use its best efforts to promptly update and/or correct such prospectus.

        (vi) Notify each Holder immediately of the issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. The Company shall use its best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

       (vii) Permit a single firm of counsel, designated as Holders' counsel by the Holders of a majority of the Registrable Securities included in the Registration Statement, to review the Registration Statement and all amendments and supplements thereto within a reasonable period of time prior to each filing, and shall not file any document in a form to which such counsel reasonably objects.

       (viii) Use its best efforts to list the Registrable Securities covered by such Registration Statement with all securities exchange(s) and/or markets on which the Common Stock is then listed and/or quoted and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where the Common Stock is then traded.

        (ix) If applicable, cooperate with the Holders to avail themselves of the prospectus delivery mechanism set forth in Rule 153 (or successor thereto) under the Act.

      (b) Set forth below in this Section 2(b) are (I) events that may arise that the Purchaser considers will interfere with the full enjoyment of their rights under the Exchange Agreement and this Agreement (the "Interfering Events"), and (II) certain remedies applicable in each of these events.

    Paragraphs (i) through (v) of this Section 2(b) describe the Interfering Events, provide a remedy to the Purchaser if an Interfering Event occurs and provide that the Purchaser may require that the Company redeem outstanding Securities at a specified price if certain Interfering Events are not timely cured. The occurrence of any Interfering Event shall constitute a default hereunder and a breach of this Agreement.

    Paragraph (vi) provides, inter alia, that if payments required as the remedy in the case of certain of the Interfering Events are not paid when due, the Company may be required by the Purchaser to redeem outstanding Securities at a specified price.

    The preceding paragraphs in this Section 2(b) are meant to serve only as an introduction to this Section 2(b), are for convenience only, and are not to be considered in applying, construing or interpreting this Section 2(b).

        (i)  Delay in Effectiveness of Registration Statement.

          (A) In the event that the Registration Statement has not been declared effective by the Effectiveness Deadline, then the Company shall pay to each Holder a Monthly Delay Payment (as defined below) on the day after the Effectiveness Deadline. In addition, the Company shall pay the Holder a Monthly Delay Payment for each 30 day period (or portion thereof) thereafter during which the Registration Statement has not been declared effective, which Monthly Delay Payments shall not in the aggregate exceed the maximum percentage permitted by law. For clarification purposes and without limiting any other provision hereof, such failure to have such Registration Statement declared effective by the Effectiveness Deadline shall constitute a default as of the Effectiveness Deadline without any cure period whatsoever.

          (B) As used in this Agreement, a "Monthly Delay Payment" shall be a cash payment equal to $150,000 (in the aggregate to all Holders), payable on the date on which the specified condition in this Section 2(b) has not been fulfilled or the specified deficiency has not been remedied, and $150,000 (in the aggregate to all Holders), payable for each 30-day period thereafter (or portion thereof) that the specified condition in this Section 2(b) has not been fulfilled or the specified deficiency has not been remedied. Payment of the Monthly Delay Payments, and any Premium Redemption Price payment due pursuant to the other provisions of this Section 2(b), shall be due and payable from the Company to such Holder within 5 business days of demand therefor. Without limiting the foregoing, if payment in immediately available funds of the Premium Redemption Price is not made within such 5 business day period, the Holder may revoke and withdraw in whole or in part its election to cause the Company to make such mandatory purchase at any time prior to its receipt of such cash, without prejudice to its ability to elect to receive that particular or other Premium Redemption Price payments in the future.

        (ii)  No Listing; Premium Price Redemption for Delisting of Class of Shares.

          (A) In the event that the Company fails, refuses or is unable to cause the Registrable Securities covered by the Registration Statement to be listed and/or quoted, as the case may be, with an Approved Market and each other securities exchange and market on which the Common Stock is then traded at all times during the Registration Period, then the Company shall make to each Holder a Monthly Delay Payment for each 30 day period (or portion thereof) during the Registration Period from and after such failure, refusal or inability to so list the Registrable Securities until the Registrable Securities are so listed and/or quoted.

          (B) In the event that shares of Common Stock of the Company are delisted from or not quoted on, or trading in the Common Stock is otherwise suspended on, or such delisting or suspension has been threatened from, an Approved Market at any time following the Exchange Date and remains so delisted, not quoted or suspended for 5 consecutive Trading Days without being listed and/or quoted on another Approved Market, then at the option of each Holder and to the extent such Holder so elects, the Company shall on 2 business days notice either (1) make to such Holder a Monthly Delay Payment for each 30 day period (or portion thereof) that the shares are delisted, not quoted or suspended or (2) redeem the Securities held by such Holder, in whole or in part, at a redemption price equal to the Premium Redemption Price; provided, however, that such Holder may revoke such request at any time prior to receipt of such Monthly Delay Payments or Premium Redemption Price, as the case may be.

        (iii)  Blackout Periods.  In the event any Holder is unable to sell Registrable Securities under the Registration Statement for more than (A) 15 consecutive Trading Days or (B) an aggregate of 30 Trading Days in any 12 month period ("Suspension Grace Period"), including without limitation by reason of the Company's failure to deliver unlegended shares, any suspension or stop order with respect to the Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or the number of shares of Common Stock covered by the Registration Statement is insufficient at such time to make such sales (any of the foregoing, a "Blackout"), then the Company shall make to each Holder a Monthly Delay Payment for each 30 day period (or portion thereof) from and after the expiration of the Suspension Grace Period. In lieu of receiving the Monthly Delay Payment as provided above, a Holder shall have the right but not the obligation to elect to have the Company redeem its Securities at a price equal to the Premium Redemption Price. In the event that any Holder is unable to sell Registrable Securities under the Registration Statement after the Registration Statement is declared effective due to the obligation of the Company to file any post-effective amendment or prospectus supplement thereto solely as a result of any change in the plan of distribution of the Common Stock covered thereby requested by the selling stockholders or of the identity of the selling stockholders thereunder, then such period shall not be counted against the number of days constituting a Blackout provided that the Company acts in good faith to effect any such amendment or supplement as soon as reasonably possible.

        (iv)  Redemption for Exercise Deficiency.  In the event that the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to any Holder upon conversion of a Preferred Share or receipt of a notice of exercise of the Warrant from such Holder (other than solely due to the lack of consent by the Company's stockholders pursuant to Section 3.14 of the Exchange Agreement), or the Company is otherwise unable or unwilling for any reason to issue unlegended Common Stock as required by (and within the time frames required by), and in accordance with the provisions of, the Preferred Shares, the Warrant, this Agreement or the Exchange Agreement (each, an "Exercise Deficiency"), then at any time 5 days after the commencement of the running of the first 30 day period following an Exercise Deficiency, at the request of any Holder, the Company promptly shall purchase from such Holder, on the terms set forth in Section 2(b)(i)(B) above, the Preferred Shares that are unconvertible, the portion of the Warrant that is unexercisable and/or the shares of Common Stock required to be issued that have not been issued, in each case as a result of the Exercise Deficiency, at their Premium Redemption Price.

        (v)  Additional Interfering Events.  In the event there is: (i) a default in payment of any amounts due under the Certificate on or after the date such payment is due, which default continues for 5 business days after written notice of such non-payment has been received by the Company; (ii) a default in the timely issuance of Common Shares upon and in accordance with terms of the Certificate, which default continues for five business days after the Company has received written notice informing the Company that it has failed to issue shares or deliver stock certificates within the fifth day following the Conversion Date (as defined in the Certificate) or a redemption date; (iii) failure by the Company on or prior to the earlier of the applicable cure period, if any, or the thirtieth (30th) day after written notice has been received by the Company, to comply with any material provision of the Certificate, the Exchange Agreement, the Registration Rights Agreement or the Warrant (including without limitation the failure to issue the requisite number of shares of Common Stock upon conversion or redemption of Preferred Shares and the failure to redeem Preferred Shares upon the Holder's request following a Change in Control Transaction) (the foregoing shall not include those provisions which already constitute an Interfering Event pursuant to another clause under this Section 2(b) and shall not limit any other right or remedy of the Purchaser under the Transaction Documents); (iv) a material breach by the Company of its representations or warranties in this Agreement, the Exchange Agreement, Purchase Agreement or Warrants; (v) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company for in excess of $1 million or for money borrowed the repayment of which is guaranteed by the Company for in excess of $1 million, whether such indebtedness or guarantee now exists or shall be created hereafter; or (vi) if the Company is subject to any Bankruptcy Event, then each Holder shall, at its option, have the right to cause the Company to redeem its Securities in whole or in part at the Premium Redemption Price at any time.

        (vi)  Premium Redemption Price for Defaults.

          (A) The Company acknowledges that any failure, refusal or inability by the Company to perform the obligations described in the foregoing paragraphs (i) through (v) will cause the Holders to suffer damages in an amount that will be difficult to ascertain, including without limitation damages resulting from the loss of liquidity in the Registrable Securities and the additional investment risk in holding the Registrable Securities. Accordingly, the parties agree, after consulting with counsel, that it is appropriate to include in this Agreement the foregoing provisions for Monthly Delay Payments and mandatory redemptions in order to compensate the Holders for such damages. The parties acknowledge and agree that the Monthly Delay Payments and mandatory redemptions set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such payments and mandatory redemptions are reasonable and will not constitute a penalty.

          (B) In the event that the Company fails to make any Monthly Delay Payment within 10 calendar days of demand therefor, each Holder shall have the right to sell to the Company any or all of its Securities at the Premium Redemption Price on the terms set forth in Section 2(b)(i)(B) above.

        (vii)  Cumulative Remedies.  Each Monthly Delay Payment triggered by an Interfering Event provided for in the foregoing paragraphs (i) through (v) shall be in addition to each other Monthly Delay Payment triggered by another Interfering Event; provided, however, that in no event shall the Company be obligated to make to any Holder Monthly Delay Payments in an aggregate amount greater than $225,000 for any 30 day period (or portion thereof). The Monthly Delay Payments and mandatory redemptions provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms of the Transaction Documents including without limitation the right to specific performance. Each Holder shall be entitled to specific performance of any and all obligations of the Company in connection with the registration rights of the Holders hereunder.

      (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder(s) shall so advise the Company. Any such underwriting may only be administered by investment bankers reasonably satisfactory to the Company.

      (d) The Company shall enter into such customary agreements for secondary offerings (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities are to be sold in an underwritten offering, the Company shall:

         (i) make such representations and warranties to the Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

        (ii) cause to be delivered, if requested, to the sellers of Registrable Securities and the underwriter or underwriters, if any, opinions of independent counsel to the Company, on and dated as of the effective day (or in the case of an underwritten offering or deemed underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and within 90 days following the end of each fiscal year thereafter, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Holders and the underwriter(s), if any, and their counsel and covering, without limitation, such matters as the due authorization and issuance of the securities being registered and compliance with securities laws by the Company in connection with the authorization, issuance and registration thereof and other matters that are customarily given to underwriters in underwritten offerings, addressed to the Holders and each underwriter, if any;

        (iii) cause to be delivered, immediately prior to the effectiveness of the Registration Statement (and, in the case of an underwritten offering or deemed underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), and at the beginning of each fiscal year following a year during which the Company's independent certified public accountants shall have reviewed any of the Company's books or records, a "comfort" letter from the Company's independent certified public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings; such accountants shall have undertaken in each such letter to update the same during each such fiscal year in which such books or records are being reviewed so that each such letter shall remain current, correct and complete throughout such fiscal year; and each such letter and update thereof, if any, shall be reasonably satisfactory to the Holders;

        (iv) if an underwriting agreement is entered into, the same shall include customary indemnification and contribution provisions to and from the underwriters and procedures for secondary underwritten offerings;

        (v) deliver such documents and certificates as may be reasonably requested by the Holders of the Registrable Securities being sold or the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any; and

        (vi) deliver to the Holders on the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and at the beginning of each fiscal quarter thereafter, a certificate in form and substance as shall be reasonably satisfactory to the Holders, executed by an executive officer of the Company and to the effect that all the representations and warranties of the Company contained in the Exchange Agreement are still true and correct except as disclosed in such certificate; the Company shall, as to each such certificate delivered at the beginning of each fiscal quarter, update or cause to be updated each such certificate during such quarter so that it shall remain current, complete and correct throughout such quarter; and such updates received by the Holders during such quarter, if any, shall have been reasonably satisfactory to the Holders.

      (e) The Company shall make available for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of the Company and review of any Registration Statement, all SEC Documents (as defined in the Exchange Agreement) filed subsequent to the Exchange, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement, provided that such parties agree to keep such information confidential.

      (f)  The Company shall file a Registration Statement with respect to any newly authorized and/or reserved shares representing Registrable Securities that are not covered by an existing Registration Statement within twenty (20) business days of any shareholders meeting authorizing or reserving same and shall use its best efforts to cause such Registration Statement to become effective within ninety (90) days of such shareholders meeting. If the Holders become entitled, pursuant to an event described in clause (iii) of the definition of Registrable Securities, to receive any securities in respect of Registrable Securities that were already included in a Registration Statement, subsequent to the date such Registration Statement is declared effective, and the Company is unable under the securities laws to add such securities to the then effective Registration Statement, the Company shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly Registrable Securities. The Company shall use its best efforts to (i) cause any such additional Registration Statement, when filed, to become effective under the Securities Act, and (ii) keep such additional Registration Statement effective during the period described in Section 5 below. All of the registration rights and remedies under this Agreement shall apply to the registration of such newly reserved shares and such new Registrable Securities, including without limitation the provisions providing for Monthly Delay Payments contained herein.

      (g) The Company shall promptly forward to the Holders and the Holders' counsel a copy of any correspondence or other written communications to or from or concerning (i) the SEC or other regulatory authority, relating to the Registration Statement or the Registrable Securities, and (ii) the NASD or the NASDAQ Stock Market relating to the listing or delisting, or potential delisting, of the Company's Common Stock, to the extent same does not constitute material nonpublic information.

    3.  Expenses of Registration.  All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by the Company, and all Selling Expenses of a Holder shall be borne by such Holder.

    4.  Registration on Form S-3; Other Forms.  The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms, or in the event that the Company is ineligible to use such form, such form as the Company is eligible to use under the Securities Act.

    5.  Registration Period.  In the case of the registration effected by the Company pursuant to this Agreement, the Company will use its best efforts to keep such registration effective at all times during the period ("Registration Period") commencing on the earlier of the effective date of the Registration Statement or the Effectiveness Deadline and continuing thereafter until the later to occur of (a) the date on which sales are permitted of all Registrable Securities without registration under Rule 144(k) (provided that the Company's transfer agent has accepted an instruction from the Company to such effect and assuming there is no cashless exercise of the Warrant) or (b) the earlier of the date on which (i) there are no longer any Preferred Shares or Warrant outstanding or issuable and (ii) the fifth (5th) anniversary of the Exchange Date.

    6.  Indemnification.

      (a)  The Company Indemnity.  The Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling each Holder, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein. The indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

      (b)  Holder Indemnity.  Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, partners, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse the Company and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

      (c)  Procedure.  Each party entitled to indemnification under this Section 6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

    7.  Contribution.  If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying each of such Indemnified Parties, shall contribute to the amount paid or payable by each such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder.

    In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

    The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    8.  Survival.  The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of the Company referred to in Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Exchange Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

    9.  Information by Holders.  Each Holder shall reasonably promptly furnish to the Company in writing such information regarding such Holder and the distribution and/or sale proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Holder shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder (which shall not be unreasonably withheld), except that such Holder may not require an intended method of disposition which violates applicable securities law or a description of the method of disposition to which the SEC objects.

    10.  NASDAQ Limit on Stock Issuances.  Section 3.14 of the Exchange Agreement shall govern limits imposed by NASDAQ rules on the issuance of Common Stock.

    11.  Replacement Certificates.  The certificate(s) representing the Registrable Securities held by the Purchaser (or then Holder) may be exchanged by the Purchaser (or such Holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Registrable Securities, as reasonably requested by the Purchaser (or such Holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

    12.  Transfer or Assignment.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights granted to the Purchaser by the Company under this Agreement to cause the Company to register Registrable Securities may be transferred or assigned (in whole or in part) to a transferee or assignee of Registrable Securities, Preferred Shares or Warrant that are or that are convertible into or exercisable for, an aggregate of not less than 20,000 shares of Common Stock for transfers or assignments in part, and all other rights granted to the Purchaser by the Company hereunder may be transferred or assigned to any transferee or assignee of any Registrable Securities, Preferred Shares or Warrant; provided in each case that the Company must be given written notice by the such Purchaser at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees in writing to be bound by the provisions of this Agreement.

    13.  Miscellaneous.

      (a)  Remedies.  The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

      (b)  Jurisdiction.  EACH OF THE COMPANY AND THE PURCHASER (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, OR SAN JOSE, CALIFORNIA FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH OF THE COMPANY AND THE PURCHASER CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      (c)  Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing by facsimile, mail or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

      to the Company:

        Hybrid Networks, Inc.
        6409 Guadalupe Mines Road
        San Jose, California 95120
        Telephone: 408-323-6500
        Facsimile:
        Attention:

        with a copy to:

        Fenwick and West LLP
        2 Palo Alto Square
        Palo Alto, California 94306
        Telephone: 650-494-0600
        Facsimile: 650-494-1417
        Attention: Dan Winnike, Esq.

      to the Purchaser:

        Halifax Fund, L.P.
        c/o The Palladin Group, L.P.
        195 Maplewood Avenue
        Maplewood, New Jersey 07040
        Attention: Maurice Hryshko
        Telephone: (973) 313-6470
        Fax: (973) 313-6495

        with copies to:

        Kleinberg, Kaplan, Wolff & Cohen, P.C.
        551 Fifth Avenue
        New York, New York 10176
        Telephone: (212) 986-6000
        Facsimile: (212) 986-8866
        Attention: Peter J. Weisman, Esq.

    Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

      (d)  Indemnity.  Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

      (e)  Waivers.  No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The representations and warranties and the agreements and covenants of the Company and the Purchaser contained herein shall survive the Exchange.

      (f)  Execution.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

      (g)  Publicity.  The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser without its express written approval, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees to deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement or document executed herewith, and any public announcement including the name of the Purchaser, to the Purchaser, prior to the publication of such announcements.

      (h)  Entire Agreement.  This Agreement, together with the Exchange Agreement, the Warrant, the Purchase Agreement and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties, and may not be modified or terminated except by a written agreement signed by both parties.

      (i)  Governing Law.  THIS AGREEMENT AND THE VALIDITY AND PERFORMANCE OF THE TERMS HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY IN SUCH STATE.

      (j)  Severability.  The parties acknowledge and agree that the Holders are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Holders hereunder are several and not joint, that no Holder shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Holder, and that any rights granted to "Holders" hereunder shall be enforceable by each Holder hereunder.

      (k)  Jury Trial.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY.

      (l)  Titles.  The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

  * * * Signature page follows * * *

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:
HYBRID NETWORKS, INC.,

By:	/s/ Michael D. Greenbaum Name: Michael D. Greenbaum Title: President and Chief Executive Officer

PURCHASER:
HALIFAX FUND, L.P.

By:	/s/ Maurice Hryshko Name: Maurice Hryshko Title: Counsel The Palladin Group, L.P. Investment Adviser

Signature page to Registration Rights Agreement

QuickLinks

  Exhibit 4.01